Exhibit 99.1

MRC Global Announces Third Quarter 2024 Results

Houston, TX – November 5, 2024 – MRC Global Inc. (NYSE: MRC) today announced third quarter 2024 results.

Net income attributable to common stockholders for the third quarter of 2024 was $23 million, or $0.27 per diluted share, and was $29 million, or $0.33 per diluted share for the third quarter of 2023. Adjusted net income attributable to common stockholders for the third quarter of 2024 was $19 million, or $0.22 per diluted share, as compared to the third quarter of 2023 result of $28 million, or $0.32 per diluted share.

MRC Global’s third quarter 2024 gross profit was $160 million, or 20.1% of sales, as compared to the third quarter 2023 gross profit of $183 million, or 20.6% of sales. Gross profit for the third quarter includes $5 million and $4 million of income for 2024 and 2023, respectively, in cost of sales relating to the use of the last-in, first-out (LIFO) method of inventory cost accounting. Adjusted Gross Profit, which excludes (among other items) the impact of LIFO, was $166 million, or 20.8% of sales, for the third quarter of 2024 and was $189 million, or 21.3% of sales, for the third quarter of 2023.

Third Quarter 2024 Financial Highlights:

●	Cash flow provided by operations of $96 million for the third quarter and $197 million in the first nine months of 2024
●	Sales of $797 million, a 4% decrease compared to the second quarter of 2024
●	Adjusted Gross Profit, as a percentage of sales, of 20.8%
●	Adjusted EBITDA of $48 million, or 6.0% of sales
●	Net Working Capital, as a percentage of sales, of 14.3% - a new company record low
●	Net Debt leverage ratio of 0.1 times

Rob Saltiel, MRC Global’s President and CEO stated, “As we guided on our last earnings call, revenue and Adjusted EBITDA declined in the third quarter due to slowing activity in the U.S. oilfield and project delays in our DIET sector. Despite these headwinds, we generated operating cash flow of $96 million, bringing our 2024 total to $197 million, essentially achieving our full year cash flow target of $200 million a quarter early. Given our robust cash flow generation, we are raising our guidance for the full year operating cash flow to $220 million or more.

"As recently announced, we repurchased all of our convertible preferred shares through a successful new Term Loan B, and we are in the process of extending the maturity of our asset-based lending facility to 2029. We expect that these transactions will be accretive to earnings and cash flow in 2025 and beyond, and they simplify our capital structure while maintaining a solid balance sheet." Mr. Saltiel added.

Selling, general and administrative (SG&A) expenses were $123 million, or 15.4% of sales, for the third quarter of 2024 compared to $126 million, or 14.2% of sales, for the same period in 2023. There were no adjustments to SG&A for the third quarter of 2024. Adjusted SG&A for the third quarter of 2023 was $123 million, or 13.9% of sales, which excluded $3 million for a customer settlement.

Adjusted EBITDA was $48 million, or 6.0% of sales, in the third quarter of 2024 compared to $70 million, or 7.9% of sales, for the same period in 2023.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Gross Profit, Adjusted Net Income, Adjusted SG&A, Net Debt and Leverage Ratio are all non-GAAP measures. Please refer to the reconciliation of each of these measures to the nearest GAAP measure in this release.

An income tax expense of $3 million was incurred in the third quarter of 2024, with an effective tax rate of 9%, as compared to an income tax expense of $14 million, with an effective tax rate of 29%, for the third quarter of 2023. These rates differ from the U.S. federal statutory rate of 21% as a result of state income taxes, non-deductible expenses, and differing foreign income tax rates. In addition, the effective tax rate for the three months ended September 30, 2024, was favorably impacted by a net reduction in valuation allowance provision offset by foreign losses with no tax benefit.

Sales

The company’s sales were $797 million for the third quarter of 2024, which was 10% lower than the third quarter of 2023 and 4% lower than the second quarter of 2024. As compared to the same quarter a year ago, the Production and Transmission Infrastructure (PTI) sector declined the most followed by the Downstream, Industrial and Energy Transition (DIET) and Gas Utilities sectors. Sequentially, the company’s sales decline was due to the PTI and DIET sectors, partially offset by an increase in the Gas Utilities sector.

Sales by Segment

U.S. sales in the third quarter of 2024 were $644 million, down $101 million, or 14%, from the same quarter in 2023. PTI sector sales decreased $43 million, or 19%, primarily due to slowing oilfield activity. DIET sector sales decreased $40 million, or 19%, due to less project work and less turnaround activity. Gas Utilities sector revenue decreased $18 million, or 6%, as customers reduced their own product inventory levels and executed fewer capital projects.

Sequentially, as compared to the second quarter of 2024, U.S. sales decreased $33 million, or 5%, as the PTI and DIET sectors declined, partially offset by an increase in the Gas Utilities sector.  PTI sector sales decreased $21 million, or 10%, primarily due to the completion of projects in the second quarter and slowing oilfield activity, partially offset by an increase in sales related to a new customer contract. DIET sector sales decreased $18 million, or 10%, primarily as a result of non-repeating projects. The U.S. Gas Utilities sector sales, which increased $6 million, or 2%, was driven by increased customer spending due to seasonal increases and normalizing buying patterns.

Canada sales in the third quarter of 2024 were $26 million, down $12 million, or 32%, from the same quarter in 2023, due to a decline in the PTI sector.

Sequentially, Canada sales were down $7 million, or 21%, from the prior quarter primarily due to the PTI sector.

International sales in the third quarter of 2024 were $127 million, up $22 million, or 21%, from the same period in 2023. The increase was driven by both the PTI and DIET sectors. The PTI sector growth is due primarily to various projects in Europe. The DIET sector improvement was driven by projects, including an offshore wind project, as well as refining and chemical turnaround activity.

Sequentially, as compared to the previous quarter, International sales were up $5 million, or 4%, as the PTI and DIET sectors grew. The PTI sector increased as a result of projects in Europe, Asia and Australia, while the DIET sector increased due to project work in Europe and the Middle East as well as turnaround activity in Europe and Asia.

Sales by Sector

Gas Utilities sector sales, which are primarily U.S. based, were $295 million in the third quarter of 2024, or 37% of total sales, a sales decrease of $19 million, or 6%, from the third quarter of 2023.

Sequentially, as compared to the second quarter of 2024, the Gas Utilities sector sales increased $8 million, or 3%.

DIET sector sales in the third quarter of 2024 were $248 million, or 31% of total sales, a decrease of $31 million, or 11%, from the third quarter of 2023. The decrease in DIET sector sales was driven by declines in the U.S., partially offset by increases in International and Canada.

Sequentially, as compared to the previous quarter, DIET sector sales were down $20 million, or 7%, due to declines in the U.S. and Canada segments partially offset by the International segment.

PTI sector sales in the third quarter of 2024 were $254 million, or 32% of total sales, a decline of $41 million, or 14%, from the third quarter of 2023. The decrease in PTI sector sales was due to declines in the U.S. and Canada segments partially offset by the International segment.

Sequentially, as compared to the prior quarter, PTI sector sales decreased $23 million, or 8%, due to declines in the U.S. and Canada segments partially offset by the International segment.

Backlog

As of September 30, 2024, the company's backlog was $580 million, a 9% decline from the previous quarter due to reduced order activity during the quarter.

Balance Sheet and Cash Flow

As of September 30, 2024, the cash balance was $62 million, long-term debt (including current portion) was $85 million, and Net Debt was $23 million. Cash provided by operations was $96 million in the third quarter of 2024. Availability under the company’s asset-based lending facility was $485 million, and available liquidity was $547 million as of September 30, 2024.

Subsequent Event

The company issued a new 7-year $350 million Term Loan B in October and is in the process of extending its $750 million asset-based lending facility to 2029, which is expected to be complete by mid-November. The company also repurchased its 6.5% Series A Convertible Perpetual Preferred stock in its entirety for $361 million plus accrued dividends of $4 million. The Net Debt leverage ratio on a pro forma basis as of September 30, 2024, for these transactions is 1.7 times.

Please refer to the reconciliation of non-GAAP measures (Net Debt) to GAAP measures (Long-term Debt) in this release.

Conference Call

The company will hold a conference call to discuss its third quarter 2024 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on November 6, 2024. To participate in the call, please dial 201-689-8261 and ask for the MRC Global conference call prior to the start time. To access the conference call, live over the Internet, please log onto the web at www.mrcglobal.com and go to the “Investors” page of the company’s website. For those who cannot listen to the live call, a replay will be available through November 20, 2024, and can be accessed by dialing 201-612-7415 and using pass code 13746017#. Also, an archive of the webcast will be available shortly after the call at www.mrcglobal.com for 90 days.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global (NYSE: MRC) is the leading global distributor of pipe, valves, fittings (PVF) and other infrastructure products and services to diversified end-markets including the gas utilities, downstream, industrial and energy transition, and production and transmission infrastructure sectors. With over 100 years of experience, MRC Global has provided customers with innovative supply chain solutions, technical product expertise and a robust digital platform from a worldwide network of over 200 locations including valve and engineering centers. The company’s unmatched quality assurance program offers over 300,000 SKUs from over 8,500 suppliers, simplifying the supply chain for approximately 10,000 customers. Find out more at www.mrcglobal.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “expected,” “anticipating,” “intend,” “believes,” "on-track," “well positioned,” “strong position,” “looking forward,” “guidance,” “plans,” “can,” "target," "targeted" and similar expressions are intended to identify forward-looking statements.

Statements about the company’s business, including its strategy, its industry, the company’s future profitability, the company’s guidance on its sales, adjusted EBITDA, adjusted EBITDA margin, tax rate, capital expenditures, achieving cost savings and cash flow, debt reduction, liquidity, growth in the company’s various markets and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, most of which are difficult to predict and many of which are beyond MRC Global’s control, including the factors described in the company’s SEC filings that may cause the company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

These risks and uncertainties include (among others) decreases in capital and other expenditure levels in the industries that the company serves; U.S. and international general economic conditions; geopolitical events; decreases in oil and natural gas prices; unexpected supply shortages; loss of third-party transportation providers; cost increases by the company’s suppliers and transportation providers; increases in steel prices, which the company may be unable to pass along to its customers which could significantly lower the company’s profit; the company’s lack of long-term contracts with most of its suppliers; suppliers’ price reductions of products that the company sells, which could cause the value of its inventory to decline; decreases in steel prices, which could significantly lower the company’s profit; a decline in demand for certain of the products the company distributes if tariffs and duties on these products are imposed or lifted; holding more inventory than can be sold in a commercial time frame; significant substitution of renewables and low-carbon fuels for oil and gas, impacting demand for the company’s products; risks related to adverse weather events or natural disasters; environmental, health and safety laws and regulations and the interpretation or implementation thereof; changes in the company’s customer and product mix; the risk that manufacturers of the products that the company distributes will sell a substantial amount of goods directly to end users in the industry sectors that the company serves; failure to operate the company’s business in an efficient or optimized manner; the company’s ability to compete successfully with other companies;  the company’s lack of long-term contracts with many of its customers and the company’s lack of contracts with customers that require minimum purchase volumes; inability to attract and retain employees or the potential loss of key personnel; adverse health events, such as a pandemic; interruption in the proper functioning of the company’s information systems; the occurrence of cybersecurity incidents; risks related to the company’s customers’ creditworthiness; the success of acquisition strategies; the potential adverse effects associated with integrating acquisitions and whether these acquisitions will yield their intended benefits; impairment of the company’s goodwill or other intangible assets; adverse changes in political or economic conditions in the countries in which the company operates; the company’s significant indebtedness; the dependence on the company’s subsidiaries for cash to meet parent company obligations; changes in the company’s credit profile; potential inability to obtain necessary capital; the sufficiency of the company’s insurance policies to cover losses, including liabilities arising from litigation; product liability claims against the company; pending or future asbestos-related claims against the company; exposure to U.S. and international laws and regulations, regulating corruption, limiting imports or exports or imposing economic sanctions; risks relating to ongoing evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act; risks related to changing laws and regulations including trade policies and tariffs; and the potential share price volatility and costs incurred in response to any shareholder activism campaigns.

For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com. MRC Global’s filings and other important information are also available on the Investors page of the company’s website at www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

Contact:

Monica Broughton VP, Investor Relations & Treasury
MRC Global Inc.
Monica.Broughton@mrcglobal.com
832-308-2847

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except shares)

	September 30,	December 31,
	2024	2023

Assets
Current assets:
Cash	$62	$131
Accounts receivable, net	478	430
Inventories, net	462	560
Other current assets	41	34
Total current assets	1,043	1,155

Long-term assets:
Operating lease assets	185	205
Property, plant and equipment, net	85	78
Other assets	31	21

Intangible assets:
Goodwill, net	264	264
Other intangible assets, net	148	163
	$1,756	$1,886

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$382	$355
Accrued expenses and other current liabilities	108	102
Operating lease liabilities	34	34
Current portion of debt obligations	-	292
Total current liabilities	524	783

Long-term liabilities:
Long-term debt	85	9
Operating lease liabilities	167	186
Deferred income taxes	41	45
Other liabilities	27	20

Commitments and contingencies

6.5% Series A Convertible Perpetual Preferred Stock, $0.01 par value; authorized 363,000 shares; 363,000 shares issued and outstanding	355	355

Stockholders' equity:
Common stock, $0.01 par value per share: 500 million shares authorized, 109,452,863 and 108,531,564 issued, respectively	1	1
Additional paid-in capital	1,774	1,768
Retained deficit	(618)	(678)
Less: Treasury stock at cost: 24,216,330 shares	(375)	(375)
Accumulated other comprehensive loss	(225)	(228)
	557	488
	$1,756	$1,886

MRC Global Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2024	2023	2024	2023

Sales	$797	$888	$2,435	$2,644
Cost of sales	637	705	1,939	2,107
Gross profit	160	183	496	537
Selling, general and administrative expenses	123	126	374	378
Operating income	37	57	122	159
Other (expense) income:
Interest expense	(4)	(9)	(19)	(26)
Other, net	(1)	1	(2)	(3)
Income before income taxes	32	49	101	130
Income tax expense	3	14	23	37
Net income	29	35	78	93
Series A preferred stock dividends	6	6	18	18
Net income attributable to common stockholders	$23	$29	$60	$75

Basic earnings per common share	$0.27	$0.34	$0.71	$0.89
Diluted earnings per common share	$0.27	$0.33	$0.70	$0.88
Weighted-average common shares, basic	85.2	84.3	85.0	84.2
Weighted-average common shares, diluted	86.2	105.9	86.2	105.8

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Nine Months Ended
	September 30,	September 30,
	2024	2023

Operating activities
Net income	$78	$93
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	16	15
Amortization of intangibles	15	15
Equity-based compensation expense	11	10
Deferred income tax (benefit)	(6)	(3)
Other non-cash items	5	9
Changes in operating assets and liabilities:
Accounts receivable	(47)	(20)
Inventories	98	(45)
Other current assets	(3)	(4)
Accounts payable	29	27
Accrued expenses and other current liabilities	1	(5)
Net cash provided by operations	197	92

Investing activities
Purchases of property, plant and equipment	(23)	(10)
Other investing activities	1	(2)
Net cash used in investing activities	(22)	(12)

Financing activities
Payments on revolving credit facilities	(276)	(776)
Proceeds from revolving credit facilities	352	743
Payments on debt obligations	(295)	(2)
Debt issuance costs paid	-	(1)
Dividends paid on preferred stock	(18)	(18)
Repurchases of shares to satisfy tax withholdings	(5)	(4)
Net cash used in financing activities	(242)	(58)

(Decrease) increase in cash	(67)	22
Effect of foreign exchange rate on cash	(2)	(2)
Cash -- beginning of period	131	32
Cash -- end of period	$62	$52

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Disaggregated Sales by Segment and Sector

Three Months Ended
September 30,
	U.S.	Canada	International	Total
2024
Gas Utilities	$293	$2	$-	$295
DIET	170	9	69	248
PTI	181	15	58	254
	$644	$26	$127	$797
2023
Gas Utilities	$311	$2	$1	$314
DIET	210	7	62	279
PTI	224	29	42	295
	$745	$38	$105	$888

Nine Months Ended
September 30,
	U.S.	Canada	International	Total
2024
Gas Utilities	$845	$3	$-	$848
DIET	560	30	202	792
PTI	583	55	157	795
	$1,988	$88	$359	$2,435
2023
Gas Utilities	$938	$4	$2	$944
DIET	599	16	187	802
PTI	675	98	125	898
	$2,212	$118	$314	$2,644

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Sales by Product Line

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
Type	2024	2023	2024	2023
Line Pipe	$105	$164	$351	$433
Carbon Fittings and Flanges	99	117	305	353
Total Carbon Pipe, Fittings and Flanges	204	281	656	786
Valves, Automation, Measurement and Instrumentation	285	306	878	920
Gas Products	194	191	574	612
Stainless Steel and Alloy Pipe and Fittings	54	40	130	108
General Products	60	70	197	218
	$797	$888	$2,435	$2,644

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Gross Profit to Adjusted Gross Profit (a non-GAAP measure)

(in millions)

	Three Months Ended
	September 30,	Percentage	September 30,	Percentage
	2024	of Revenue*	2023	of Revenue

Gross profit, as reported	$160	20.1%	$183	20.6%
Depreciation and amortization	6	0.8%	5	0.6%
Amortization of intangibles	5	0.6%	5	0.6%
Decrease in LIFO reserve	(5)	(0.6)%	(4)	(0.5)%
Adjusted Gross Profit	$166	20.8%	$189	21.3%

	Nine Months Ended
	September 30,	Percentage	September 30,	Percentage
	2024	of Revenue*	2023	of Revenue*

Gross profit, as reported	$496	20.4%	$537	20.3%
Depreciation and amortization	16	0.7%	15	0.6%
Amortization of intangibles	15	0.6%	15	0.6%
Decrease in LIFO reserve	(3)	(0.1)%	(3)	(0.1)%
Adjusted Gross Profit	$524	21.5%	$564	21.3%

Notes to above:

* Does not foot due to rounding

The company defines Adjusted Gross Profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, plus inventory-related charges incremental to normal operations and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted Gross Profit because the company believes it is a useful indicator of the company’s operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions of which they have been involved. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon which costing method they may elect. The company uses Adjusted Gross Profit as a key performance indicator in managing its business. The company believes that gross profit is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted Gross Profit.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Selling, General and Administrative Expenses (SG&A) to Adjusted SG&A (a non-GAAP measure)

(in millions)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2024	2023	2024	2023

Selling, general and administrative expenses	$123	$126	$374	$378
Facility closures (1)	-	-	(1)	-
Customer settlement (2)	-	(3)	-	(3)
Non-recurring IT related professional fees	-	-	-	(1)
Activism response legal and consulting costs	-	-	(4)	-
Adjusted Selling, general and administrative expenses	$123	$123	$369	$374

Notes to above:

(1)	Charge (pre-tax) associated with a facility closure in our International segment.
(2)	Charge (pre-tax) for a customer settlement in our U.S. segment.

The company defines adjusted selling, general and administrative (SG&A) expenses as SG&A, restructuring expenses and other unusual items. The company presents adjusted SG&A because the company believes it is a useful indicator of the company’s operating performance. Among other things, adjusted SG&A measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses. The company uses adjusted SG&A as a key performance indicator in managing its business. The company believes that SG&A is the financial measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles that is most directly comparable to adjusted SG&A.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Income to Adjusted EBITDA (a non-GAAP measure)

(in millions)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2024	2023	2024	2023

Net income	$29	$35	$78	$93
Income tax expense	3	14	23	37
Interest expense	4	9	19	26
Depreciation and amortization	6	5	16	15
Amortization of intangibles	5	5	15	15
Facility closures (1)	-	-	1	-
Non-recurring IT related professional fees	-	-	-	1
Decrease in LIFO reserve	(5)	(4)	(3)	(3)
Equity-based compensation expense (2)	4	3	11	10
Activism response legal and consulting costs	-	-	4	-
Write off of debt issuance costs	-	-	1	-
Customer settlement (3)	-	3	-	3
Asset disposal (4)	-	-	1	1
Foreign currency losses	2	-	4	4
Adjusted EBITDA	$48	$70	$170	$202

Notes to above:

(1)	Charges (pre-tax) associated with a facility closure in our International segment.
(2)	Charges (pre-tax) recorded in SG&A.
(3)	Charge (pre-tax) for a customer settlement in our U.S. segment.
(4)	Charge (pre-tax) for an asset disposal in our International segment.

The company defines adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, and certain other expenses, including non-cash expenses, (such as equity-based compensation, restructuring, changes in the fair value of derivative instruments, asset impairments, including inventory, long-lived asset impairments (including goodwill and intangible assets), inventory-related charges incremental to normal operations, and plus or minus the impact of its LIFO inventory costing methodology. The company presents adjusted EBITDA because the company believes adjusted EBITDA is a useful indicator of the company’s operating performance. Among other things, adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses. Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Because adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view adjusted EBITDA in isolation or as a primary performance measure and uses other measures, such as net income and sales, to measure operating performance. See the company's Annual Report filed on Form 10-K for a more thorough discussion of the use of adjusted EBITDA.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Income Attributable to Common Stockholders to

Adjusted Net Income Attributable to Common Stockholders (a non-GAAP measure)

(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30, 2024		September 30, 2024
	Amount	Per Share	Amount	Per Share*

Net income attributable to common stockholders	$23	$0.27	$60	$0.70
Facility closures, net of tax (1)	-	-	1	0.01
Asset disposal, net of tax (2)	-	-	1	0.01
Activism response legal and consulting costs, net of tax	-	-	3	0.03
Decrease in LIFO reserve, net of tax	(4)	(0.05)	(2)	(0.02)
Adjusted net income attributable to common stockholders	$19	$0.22	$63	$0.73

Notes to above:

* Does not foot due to rounding

(1)	An after-tax charge associated with a facility closure in our International segment.
(2)	An after-tax charge for an asset disposal in our International segment.

	Three Months Ended		Nine Months Ended
	September 30, 2023		September 30, 2023
	Amount	Per Share	Amount	Per Share

Net income attributable to common stockholders (3)	$29	$0.33	$75	$0.88
Non-recurring IT related professional fees, net of tax	-	-	1	0.01
Asset disposal, net of tax (1)	-	-	1	0.01
Customer settlement, net of tax (2)	2	0.02	2	0.02
Decrease in LIFO reserve, net of tax	(3)	(0.03)	(2)	(0.02)
Adjusted net income attributable to common stockholders (3)	$28	$0.32	$77	$0.90

Notes to above:

* Does not foot due to rounding

(1)	An after-tax charge for an asset disposal in our International segment.
(2)	An after-tax charge for a customer settlement in our U.S. segment.
(3)	Earnings per share represents diluted earnings per share. For the three months ended September 30, 2023, the diluted earnings per common share calculation is calculated as net income of $35 million divided by 105.9 million shares. For the nine months ended September 30, 2023, the diluted earnings per common share calculation is calculated as net income of $93 million divided by 105.8 million shares.

The company defines adjusted net income attributable to common stockholders (a non-GAAP measure) as net income attributable to common stockholders plus or minus the after-tax impact of items deemed non-standard and plus or minus the after-tax impact of its LIFO inventory costing methodology. After-tax impacts were determined using the company's blended statutory rate. The company presents adjusted net income attributable to common stockholders and related per share amounts because the company believes it provides useful comparisons of the company’s operating results to other companies, including those companies with whom we compete in the distribution of pipe, valves, and fittings to the energy industry, without regard to the irregular variations from certain restructuring events not indicative of the on-going business. Those items include goodwill and intangible asset impairments, inventory-related charges, facility closures, severance and restructuring as well as the LIFO inventory costing methodology. The impact of the LIFO inventory costing methodology can cause results to vary substantially from company to company depending upon which costing method they may elect. The company believes that net income attributable to common stockholders is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly compared to adjusted net income attributable to common stockholders.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Long-term Debt to Net Debt (a non-GAAP measure) and the Leverage Ratio Calculation

(in millions)

	Pro forma
	September 30, 2024	September 30, 2024

Long-term debt	$429	$85
Plus: current portion of debt obligations	4	-
Total debt	433	85
Less: cash	62	62
Net Debt	$371	$23

Net Debt	$371	$23
Trailing twelve months adjusted EBITDA	218	218
Leverage ratio	1.7	0.1

Notes to above:

Net Debt and related leverage metrics may be considered non-GAAP measures. The company defines Net Debt as total long-term debt, including current portion, minus cash. The company defines its leverage ratio as Net Debt divided by trailing twelve months Adjusted EBITDA. The company believes Net Debt is an indicator of the extent to which the company’s outstanding debt obligations could be satisfied by cash on hand and a useful metric for investors to evaluate the company’s leverage position. The company believes the leverage ratio is a commonly used metric that management and investors use to assess the borrowing capacity of the company. The company believes total long-term debt (including the current portion) is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Net Debt.

# # #